EXHIBIT 10.1


Mr. Martin Coles
Reebok International Ltd.

         Re:  Employment Agreement

Dear Martin:

         This letter will evidence the agreement between you and Reebok International Ltd. (referred to as "Reebok", "RIL" or the "Company") relating to your continued employment by Reebok effective as of June 12, 2002 (the "Effective Date"). Our agreement is as follows:

1. Your Position; Duties and Responsibilities.
   ------------------------------------------
Reebok hereby agrees to continue your employment beginning as of June 12, 2002, on the terms and subject to the conditions set out in this Agreement. You are hereby designated during the Employment Term (as defined in Section 2 below) as Executive Vice President of RIL and President and CEO of the Reebok Brand.
In such capacity, you will have all duties, responsibilities and authorities normally associated with such position, including responsibility for executing the strategic direction and for operating results of the business in the Reebok Brand on a worldwide basis. You will devote your full business time and your best efforts in carrying out the duties, responsibilities and authorities of that position, and you will operate within corporate policies, guidelines, regulations, and strategies, and mutually-agreed budgets, cash flows and capital authorization levels established by the Board of Directors of the Company or its Chief Executive Officer. Subject to the provisions of Section 10B, your duties and responsibilities may be changed from time to time. You will report to the President and COO of RIL (currently Jay Margolis) or an individual with the same or higher level within RIL.

You shall not be prevented from accepting positions of responsibility in directorships of outside business corporations and charitable organizations, subject to the limitation that such activities shall not interfere with your discharge of your responsibilities to Reebok hereunder and shall not include any involvement with any competing enterprise. You will comply with whatever policies are in existence in this regard, including the current policy, which limits senior executives to serving on no more than two (2) for-profit boards of directors.

2. Employment Term.
   ----------------
         A. Employment Term.
            ----------------
            The term of your employment under this Agreement shall commence as of the Effective Date and will continue until June 30, 2005 (the period of time shall be referred to as the "Initial Employment Term").Subject to the terms and conditions of this Agreement, if this Agreement has not been terminated pursuant to Section 10 below prior to the expiration of the Initial Employment Term, then this Agreement shall automatically be extended for up to two (2) additional one (1) year terms (the "Renewal Terms"). The Initial Employment Term and any Renewal Terms are herein collectively referred to as the "Employment Term."

         B. Survival of Certain Provisions.
            ------------------------------
            The obligations set forth in the Employee Agreement, Non-Competition Agreement, and the Code of Conduct referred to in Section 9 will continue in effect, to the extent applicable after termination, after the termination of your employment with the Company and/or after the expiration of the Employment Term.

3. Base Salary.
   -----------
Your initial base salary will be at an annualized rate of $500,000.00 ($19,230.77 gross on a bi-weekly basis) payable in accordance with Reebok's normal pay practices. Your base salary will next be reviewed (but not necessarily increased) in March of 2003, and annually thereafter in accordance with Board practices and consistent with the treatment of other senior executives.

4. Annual Incentive Compensation.
   -----------------------------
        (i) Executive Performance Incentive Plan.
            -------------------------------------
            For each calendar year of the Employment Term, you will participate in the same incentive compensation plan as the other senior executives of the Company, and to the extent that you share financial performance criteria with those other executives under the plan, your required level of financial performance will be set at the same level as for those other executives. Your annual incentive compensation has been targeted at 100% of your base salary for the last six months of fiscal year 2002 and 60% for your first six months of 2002. Actual payment levels under the incentive compensation program will be based on your achievement of financial and management performance goals, with such goals to be established each year by the Company's Chief Executive Officer or Board of Directors, and payments will be made in accordance with the terms and subject to the conditions of the incentive plan then in effect for the senior executives of the Company. You will be eligible for consideration to receive a bonus award with respect to any plan year for which you are actively employed as of December 31 of such plan year.

       (ii) Disputes.
            ---------
            In the event of any disagreement concerning whether incentive plan goals have been achieved and/or the percentage bonus to be awarded pursuant to the incentive plan, the decision of the Company's Chief Executive Officer shall be final. If you believe that the decision of the Company's Chief Executive Officer has not been made in good faith, you may submit your position on the matter in writing to the Compensation Committee of the Company's Board of Directors, which will consider your position at its next regular meeting. The Compensation Committee has full discretion to determine the issue and its determination will fully bind the parties.

5.  Relocation  Assistance.
    ----------------------
Please see the Relocation Policy Agreement attached as Exhibit E, which is made a part of this Agreement.

6.  Stock Options.
    --------------

         (i) General.
             --------
             The Company may grant you so-called "non-qualified" stock options with respect to its common stock under the Company's 1994 Equity Incentive Plan, the 2001 Equity Incentive and Director Deferred Compensation Plan, and any subsequent additional or successor plan in effect at a relevant time (such plans are referred to herein as the "Option Plan"). The terms of the Option Plan and any agreement under the Option Plan relating to the options will govern the exercise and all other matters relating to the options. The amount of any options will be in accordance with Board practices and with the approval of the Compensation Committee.

        (ii) Stock Option Grant.
             -------------------
             50,000 "non-qualified" stock options will be granted to you under the Option Plan to acquire additional shares of Reebok common stock, at $26.77 per share (the market price of Reebok's common stock upon the closing of the market as of the June 12, 2002 date of grant). This stock option grant will expire ten (10) years after the date of grant and will become ratably exercisable over a four (4) year period on the anniversary of the date of grant.

7. Fringe Benefits and Business Related Expenses.
   ---------------------------------------------
         (i) General.
             --------
             You will be eligible to participate in or receive benefits under any pension plan, 401(k) retirement plan, medical and dental benefits plan, lifeV insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executives in accordance with the specific eligibility and approval requirements of such plans and subject to the terms and conditions set forth in this Agreement. Such fringe benefits for senior executives will include reimbursement of financial planning and legal services up to thepolicy limit for other senior executives in the program. Notwithstanding the foregoing, you will not be eligible to participate in the Reebok International Ltd. Severance Policy during or at the end of the EmploymentTerm.

        (ii) Personal Allowance.
             -------------------
             In addition, the Company will provide to you during the Employment Term a personal allowance of $2,500 per month to be used in your discretion. This personal allowance may be increased, decreased or eliminated, but in no event will you be treated less favorably than other similarly situated executive officers.

      (iii)  Expenses.
             ---------
             The Company will promptly reimburse you for the reasonable and necessary business expenses incurred by you in the performance of the duties under this Agreement in accordance with its customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

8. Vacation.
   ---------
You will be entitled to vacation in accordance with normal Reebok policy for senior executives, with any additional amount to be determined by the Company's Chief Executive Officer.

9. Confidentiality, Non-Competition and Code of Conduct.
   -----------------------------------------------------

        (i)  General.
             --------
             During the Employment Term and thereafter you will be subject to the terms and conditions of each of the following standard employee agreements as modified pursuant to Section 9(ii) below: the standard Reebok Employee Agreement attached hereto as Exhibit B (the "Employee Agreement"); the standard Reebok Non-Competition Agreement attached hereto as Exhibit C (the "Non-Competition Agreement"); and the Reebok Code of Conduct attached hereto as Exhibit D (the "Code of Conduct"). The Employee Agreement, Non-Competition Agreement, and the Code of Conduct, as modified by this Agreement, will continue in effect, to the extent applicable, after the termination of your employment with the Company.

       (ii)  Ancillary Agreement Modifications.
             ----------------------------------

             (a) Employee Agreement [Exhibit B].

                 The Employee Agreement attached hereto as Exhibit B is modified as follows:

                 (I) Section 5 of the Employee Agreement is
                     modified by adding a new second sentence to read as follows: "Notwithstanding the preceding sentence, in no event will I hold any equity or other interest of any kind in Nike, adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance and Fila or their affiliates after December 31, 2002."

                (II) Section 7 of the Employee Agreement is deleted and Section
                     2 of this Agreement is substituted therefor.

             (b) Non-Competition Agreement.

                 The Non-Competition Agreement attached hereto as Exhibit C is modified by adding the following new sentence at the end of
                 Section I.A. to read as follows: "Notwithstanding the preceding sentence, you may invest in 1% or less of the equity securities of any publicly traded company; provided, however, that in no event will you hold any equity or other interest of any kind in Nike, adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance and Fila or their affiliates after December 31, 2002."

             (c) Code of Conduct.

                 The Code of Conduct attached hereto as Exhibit D is modified as follows:

                 (I) The second paragraph of the section entitled
                     "Investments in or Affiliations with
                     Suppliers, Customers or Competitors" under
                     "Conflicts of Interest" is modified to read as follows: "Generally, ownership interests of less than 1% of the equity or other securities of a publicly traded corporation will not be considered to create a conflict. However, by December 31, 2002 you must not hold any ownership or other interest in the following competitors of Reebok or their affiliates: Nike, adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance and Fila. From time to time, the Company may distribute an updated list of some of our competitors for whom any stock ownership would be prohibited."

                (II) The last paragraph of the Code of Conduct is
                     modified by adding the following new
                     sentence at the end thereof to read as
                     follows: "Notwithstanding the foregoing, your employment shall be subject to the terms and conditions of any written employment agreement in effect between you and the Company."

10. Employment Termination.
    -----------------------
Notwithstanding the provisions of Section 2 above, your employment under this Agreement may be terminated prior to the end of the Employment Term in any of the following cases:

         A. Voluntary Termination Without Good Reason.
            -----------------------------------------
            You may terminate your employment under this Agreement, without "good reason," upon ninety (90) days prior written notice to the Company. Such written notice will set forth the date your employment ends.

         B. Voluntary Termination With Good Reason.
            --------------------------------------
            You may terminate your employment under this Agreement with "good reason" upon at least fourteen (14) days prior written notice to the Company; provided, however, that you must first provide written notice of the "good reason" to the Company, and the Company must fail to cure such "good reason" within thirty (30) days after the date on which you give written notice of such "good reason." For purposes of this Agreement, "good reason" will mean the occurrence of any of the following:

            (i) A material diminution in the overall level of your
                responsibilities, duties, powers or authority, except in connection with the cessation of your employment by a) death,
                b) by the Company for cause or your incapacity, as defined in
                Section 10E, or c) by you other than for "good reason" as defined in this Section 10B.

           (ii) Any reduction in Base Salary or short or long-term incentive compensation, except for across-the-board salary or incentive compensation reductions similarly affecting all senior executives of the Company;

          (iii) The failure by the Company to pay you when due any material amount of your current compensation or any material amount of your compensation payable under any plan, agreement or arrangement of or with the Company, within ten (10) days after you make written demand for such amount.

           (iv) The failure of the Company to maintain your relative level of coverage under the Company's employee benefit plans, policies, practices, or arrangements in which you participate, both in terms of the amount and timing of benefits provided and the relative level of your participation. For this purpose, the Company may eliminate and/or modify existing employee benefit, incentive compensation, retirement, or material fringe benefit plans, policies, practices, or arrangements and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that your level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the Company's organization.

            (v) The changing of your reporting relationship to a position lower than President and COO of RIL so long as you deliver your resignation within six (6) months of the change and provide at least three (3) months advance notice and transition time.

         Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         C. Cause.
            ------
            The Company may terminate your employment under this Agreement for cause, upon written notice to you. For purposes of this Agreement, "cause" will mean:

            (i) fraud, embezzlement, or other intentional misappropriation from the Company or an affiliate thereof;

           (ii) your conviction of a felony or a misdemeanor involving moral turpitude;

          (iii) any other conduct on your part involving fraud, gross negligence or willful misconduct, or other action which materially damages the reputation of the Company or an affiliate thereof; or

           (iv) your default of any material obligations under this Agreement, provided, however, that the Company must first provide written notice of the default to you, and you must fail to cure such default within thirty (30) days after the date on which the Company gives you written notice of such default.

         It is understood and agreed that a failure to achieve financial or other business results is not a basis for a "for cause" termination. No termination of your employment for cause shall be deemed to have occurred unless you have been given notice of the reason therefore including the allegations which may constitute reason for such termination and after (a) you have been provided an opportunity to be heard by the Board of Directors of the Company or the Executive Committee thereof, and (b) such decision has been upheld by the Board or Executive Committee.

         D. Death.
            ------
            Your employment will terminate immediately upon your death, subject to the payment obligations set forth in Section 11B below.

         E. Incapacity.
            ----------
            Upon written notice to you, the Company may terminate your employment under this Agreement in the event of your incapacity, subject, however, to any legal obligations that mandate continued employment. For purposes of this Agreement, "incapacity" will mean such incapacity or disability as would qualify you for long-term disability coverage under the Company's long-term disability insurance plan.

         F. Any Other Reasons.
            ------------------
            Subject to the payment obligations set forth in Section 11C, the Company may terminate your employment for any other reason, upon written notice to you stating the date of termination.

11. Payment Obligation in the Event of Termination.
    -----------------------------------------------
In the event of any termination pursuant to Section 10, Reebok shall have the following payment obligations:

         A. Voluntary Termination Without Good Reason and Termination for Cause.
            --------------------------------------------------------------------
            In the event your employment is terminated pursuant to Section 10A [voluntary termination without good reason] or Section 10C [termination for cause],

            (i) Your right to receive compensation under this Agreement shall cease as of the effective date of such termination.

           (ii) The Company shall pay the following amounts to you: any accrued but unpaid base salary for services rendered to the date of termination; any accrued but unpaid expenses required to be reimbursed and any vacation accrued to the date of termination.

          (iii) Except as may be provided under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to the you at the time of your termination or resignation of employment prior to the end of the Employment Term, you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

         B. Termination for Death or Incapacity.
            ------------------------------------
            In the event of your employment is terminated pursuant to Section 10D [death] or Section 10E [incapacity], you will be entitled to payment of your base salary only until the last day of your employment and no further payments of any kind will be due you from the Company. However, upon termination of your employment because of death or upon termination of your employment because of disability, as defined in the Option Plan, all outstanding stock options will become immediately exercisable pursuant to the provisions of the Option Plan. Additionally, you or your beneficiaries will be entitled to receive any benefits that are payable with respect to your termination of employment under the terms of any pension or profit-sharing plan, or life insurance or disability plan of the Company in which you participated before your employment ended. You will, however, not be entitled to receive any benefit under any severance plan, arrangement or agreement of the Company other than the payments from the Company described in this Section 11B.

         C. Voluntary Termination With Good Reason or Involuntary Termination
            -----------------------------------------------------------------
            for Any Other Reason.
            --------------------
            In the event that you terminate your employment under this Agreement pursuant to Section 10B [voluntary termination with "good reason"], or the Company terminates your employment for any reason pursuant to Section 10F, including without cause (as cause is defined in Section 10C), you will be entitled to the following:

            (i) a severance period whereby you could collect your base salary at the times and in the amounts that would have been paid for a maximum period of eighteen (18) months (the "Severance Period");

           (ii) continuation on any Company-provided medical coverage in effect for you and your family as of the date of termination through the Severance Period;

          (iii) continuation of life, supplemental life and AD&D insurance coverage to the same extent through the first twelve (12) months of the Severance Period;

           (iv) entitlement for the severance pay and benefits offered pursuant to this Section 11C will not extend beyond the date that you obtain new employment, and continuation of medical and dental coverage will end on the last day of the month in which such new employment is obtained.

            (v) as an incentive to find a new job, however, if you obtain new employment prior to the expiration of the Severance Period you will receive a lump-sum payment equal to one-half of the remaining weeks in the Severance Period. "New employment" shall mean a full-time job; or a part-time job or consulting relationship in which you earn a substantial portion of your previous compensation at RIL, as determined by the Company in its sole discretion. However, "new employment" shall not include employment in teaching, government, public service or service as a corporate director, or work for fewer than twenty-five (25) hours per work either as a consultant or as an employee of a not-for-profit company.


           (vi) you agree to provide information and services (including without limitation, cooperation in litigation and transition assistance) to the Company, if so requested, during the Severance Period for no additional compensation. These services, however, shall not exceed sixteen (16) hours per week during the Severance Period; provided, however, that the Company will reimburse you for any reasonable expenses incurred on its behalf. If you are re-hired by RIL or any RIL subsidiary or affiliated organization, the Severance Period will cease on the date of re-employment and you shall not be entitled to any lump sum or other payment.


          (vii) the payments and benefits set forth in this Section will be contingent upon your execution of a general release contained in a Separation Agreement in a form acceptable to you and the Company, and will be in lieu of payments and other benefits, if any, to which you may be entitled under any other severance agreement or severance plan or arrangement of the Company.

12. [intentionally left blank]

13. Miscellaneous
    -------------

    (i) Successors, Assigns, Amendment, etc.
        -----------------------------------
        This Agreement shall be binding upon and shall inure to the benefit of Reebok and its successors and assigns. Unless such assumption would otherwise occur by operation of law, the Company shall not enter into any agreement for the merger, consolidation, restructuring, sale of assets or other reorganization of the Company, without providing for the express assumption of this Agreement by the Company's successor. This Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Agreement may be amended or altered only by the written agreement of Reebok and you.

   (ii) Notice.
        -------
        All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified mail, postage prepaid, addressed as follows: If to Reebok, to General Counsel, Reebok International Ltd., 1895 J. W. Foster Boulevard, Canton, MA 02021, or to such other address as may have been furnished to you in writing as herein provided; or, if to you, to the address set forth above, or to such other address as may have been furnished to Reebok by you as herein provided in writing. Any notice or other communication so addressed and so mailed shall be deemed to have been given three days after said mailing.

  (iii) Applicable Law.
        ---------------

        This Agreement has been executed and delivered by both parties in the Commonwealth of Massachusetts and shall be governed by the internal law of the Commonwealth of Massachusetts without reference to its choice of law rules or to any rule of any jurisdiction which would cause the rule of another jurisdiction to apply. The venue of any action relating to this Agreement will be the state and federal courts located in the Commonwealth of Massachusetts. Respecting any such action, the parties waive any right they may have (i) to contest venue on the ground of inconvenient forum, and (ii) to have such action heard before a jury or an advisory jury.

   (iv) Severability.
        ------------
        Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable by any court of competent jurisdiction, as if such offending provision had not been a part of this Agreement.

    (v) Withholding.
        ------------
        The Company will cause any federal, state or local income, withholding, employment or other tax to be withheld from payments hereunder.

   (vi) Headings; Construction.
        ----------------------

        Section headings are for convenience of reference only and do not form part of the text of this Agreement. Whenever the context requires, the singular will include the plural and vice versa.

  (vii) Waiver.
        -------
        The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

 (viii) Entire Agreement.
        ----------------
         This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes any and all prior agreements, understandings, warranties or representations between the parties except for the agreements specifically referred to as exhibits to this Agreement.

   (ix)  Indemnification.
         ----------------
         The Company will indemnify and hold you harmless to the extent permitted by the Company's certificate of incorporation, by-laws or resolutions of the Company's Board of Directors against all liability, expense or loss (including reasonable attorneys's fees and penalties) incurred by you by reason of the fact that you are or were a director or officer of the Company acting within the scope of your duties and authorities.

    (x)  Counterparts.
         -------------
         This Agreement my be executed in any number of counterparts, each of which will be considered an original and such counterparts will together be one agreement.

If you accept and agree to the foregoing, please signify by signing the enclosed counterpart of this letter in the space provided for that purpose at the foot thereof and delivering the signed counterpart to me, whereupon this letter will become a binding agreement between you and the Company as of the Effective Date.


                                    Very truly yours,

                                    REEBOK INTERNATIONAL LTD.

                                     /s/ James R. Jones, III
                                 By:__________________________
                                       James R. Jones, III
                                    Senior Vice President and
                                  Chief Human Resources Officer



Accepted and agreed to this 17th day of July, 2002:

   /s/ Martin Coles
------------------------
     Martin Coles